Exhibit 99.1

Message to Our Stockholders:

We are pleased to provide you with our 1st Quarter report for 2014.

National Bankshares, Inc. posted net income of $4.40 million, or basic net income per share of $0.63. The return on average assets for the first quarter was 1.61% and the return on average equity was 11.92% compared to 1.56% and 11.26%, respectively, for the first quarter of 2013. At March 31, 2014, the Company had total assets of $1.12 billion, an increase of 2.24% when compared to the end of the first quarter of 2013.

Total loans at quarter-end of $589.95 million were an increase of 2.45% from the total of $575.87 million at the end of March last year. We anticipate improving, though slow, economic activity in our market area, and we hope to build upon the momentum in our loan growth.

We recently concluded our Annual Meeting of Stockholders where we were able to report our strong earnings for 2013. During my remarks, I discussed the various challenges from having to keep so many “balls in the air” when it comes to delivering the very best in products and services while consistently putting into place and monitoring the appropriate regulatory compliance and technology security measures. Additionally, we not only face competition from traditional banks but, each year, we deal with many new non-banking competitors such as Paypal and Bitcoin. Rest assured that our focus of providing a variety of financial products and delivery options with a personalized level of service is a proven success which we are committed to enhancing for our customers every day.

At the Annual Meeting, I announced that the National Bank Board of Directors had appointed Brad Denardo as the Bank’s President and CEO. Brad has played an important part in the Bank’s success for over 30 years, and I am confident that his banking experience, expertise and commitment along with his knowledge of our communities will ensure future success.

On behalf of your Company’s Board of Directors and our employees, we thank you, our stockholders, for your continued support and investment.

James G. Rakes Chairman, President and Chief Executive Officer

National Bankshares, Inc.

Board of Directors

Lawrence J. Ball President Moog Components Group	William A. Peery President Cargo Oil Co., Inc.

John E. Dooley

Chief Executive Officer

Virginia Tech Foundation, Inc.

Charles E. Green, III

Financial Planner

AXA Advisors, LLC

Jack M. Lewis

President

New River Community

College

Mary G. Miller

President

Interactive Design &

Development, Inc.

James G. Rakes

Chairman, President and

CEO, National Bankshares,

Inc.; Executive Chairman,

National Bank; Chairman,

President and CEO, National

Bankshares Financial

Services, Inc.

Glenn P. Reynolds

President

Reynolds Architects

Incorporated

James M. Shuler

Vice Chairman of the Board

Virginia House of

Delegates, Retired

Mission Statement

National Bankshares, Inc. strives to be an exceptional community bank holding company dedicated to providing shareholder value by offering financial services to customers through subsidiary financial institutions and affiliated companies in an efficient, friendly, personalized and cost-effective manner. We recognize that to do this, our financial institutions must retain the ability to make decisions locally and must actively participate in the communities they serve. We are committed to offering competitive and fair employment opportunities and to maintaining the highest standards in all aspects of our business.

National Bankshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

($ In thousands, except share data)	March 31, 2014	March 31, 2013
Assets
Cash and due from banks	$14,723	$10,674
Interest-bearing deposits	108,841	107,176
Securities available for sale, at fair value	190,401	190,215
Securities held to maturity (fair value $165,105 in 2014 and $174,218 in 2013)	165,398	166,947
Restricted stock	1,089	1,414
Mortgage loans held for sale	---	313
Loans:
Loans, net of unearned income and deferred fees	589,048	574,958
Less allowance for loan losses	(8,297)	(8,291)
Loans, net	580,751	566,667
Bank premises and equipment, net	9,428	10,237
Accrued interest receivable	5,893	5,878
Other real estate owned, net	4,901	1,094
Intangible assets	8,029	9,106
Bank-owned life insurance	21,335	20,690
Other assets	12,321	8,092
Total assets	$1,123,110	$1,098,503

Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	$145,963	$144,815
Interest-bearing demand deposits	503,596	449,992
Savings deposits	77,467	72,420
Time deposits	237,060	269,892
Total deposits	964,086	937,119
Other borrowed funds	---	---
Accrued interest payable	78	146
Other liabilities	5,529	7,878
Total liabilities	969,693	945,143
Stockholders’ equity:
Preferred stock of no par value. Authorized 5,000,000 shares; none issued and outstanding	---	---
Common stock of $1.25 par value. Authorized 10,000,000 shares; issued and outstanding 6,947,974 shares in 2014 and 2013	8,685	8,685
Retained earnings	158,575	148,378
Accumulated other comprehensive loss, net	(13,843)	(3,703)
Total stockholders’ equity	153,417	153,360
Total liabilities and stockholders’ equity	$1,123,110	$1,098,503

This financial information is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the 04/24/2014 Earnings Press Release and our SEC Filings found at www.sec.gov and on the company’s web site at www.nationalbankshares.com.

National Bankshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

($ In thousands, except per share data)	March 31, 2014	March 31, 2013
Interest Income
Interest and fees on loans	$7,935	$8,319
Interest on interest-bearing deposits	65	58
Interest on securities – taxable	1,653	1,512
Interest on securities – nontaxable	1,500	1,648
Total interest income	11,153	11,537

Interest Expense
Interest on time deposits of $100 or more	153	268
Interest on other deposits	1,162	1,411
Interest on other borrowed funds	---	---
Total interest expense	1,315	1,679
Net interest income	9,838	9,858
Provision for loan losses	103	671
Net interest income after provision for loan losses	9,735	9,187

Noninterest Income
Service charges on deposit accounts	592	588
Other service charges and fees	65	60
Credit card fees	797	740
Trust income	293	289
Bank-owned life insurance	175	188
Other income	277	281
Realized securities gains, net	1	9
Total noninterest income	2,200	2,155

Noninterest Expense
Salaries and employee benefits	2,999	2,940
Occupancy and furniture and fixtures	440	432
Data processing and ATM	363	393
FDIC assessment	147	136
Credit card processing	549	552
Intangibles and goodwill amortization	269	271
Net costs of other real estate owned	77	75
Franchise taxes	279	258
Other operating expense	1,059	907
Total noninterest expense	6,182	5,964
Income before income tax expense	5,753	5,378
Income tax expense	1,349	1,162
Net income	$4,404	$4,216
Basic net income per share	$0.63	$0.61